Filed pursuant to Rule 424(b)(3)
File Nos. 333-133043
333-129744

Prospectus Supplement No. 1
(To Prospectus dated November 21, 2006)

NOVELOS THERAPEUTICS, INC.

34,285,449 shares of common stock

This prospectus supplement supplements the Prospectus dated November 21, 2006, relating to the resale of 34,285,449 shares of our common stock. This prospectus supplement should be read in conjunction with the Prospectus.

Stock Option Grants

On December 11, 2006, we granted options to purchase common stock to the persons and in the amounts that follow:

Executive Officers	Shares
Harry Palmin	150,000
Christopher J. Pazoles, Ph.D.	100,000
M. Taylor Burtis	100,000
George Vaughn	30,000

We also granted additional options to purchase up to 230,000 shares of common stock to certain other employees and consultants. All of the above options have an exercise price of $0.91 per share which represents the closing price of our common stock on December 11, 2006 as reported on the Over the Counter Bulletin Board and an expiration date of December 11, 2016. The options were granted as compensation for employment or consulting services, as applicable. The options will vest and become exercisable for 1/3 of the maximum number of shares granted on the first anniversary of the date of grant, and shall vest and become exercisable for an additional 1/3 on the last day of each year thereafter, so that the options shall be fully vested on the third anniversary of the date of grant. The options granted to employees are evidenced by an incentive stock option agreement. The options granted to consultants are evidenced by a non-statutory stock option agreement.

These issuances were exempt from registration under the Securities Act of 1933 pursuant to an exemption under Section 4(2) thereof as a sale of securities not involving any public offering.

Investing in our common stock involves a high degree of risk.
See Risk Factors beginning on page 4 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 15, 2006